Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

LAKELAND INDUSTRIES, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

* * * * *

Lakeland Industries, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.        That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Paragraph (a) of Article FOURTH of the Restated Certificate of Incorporation is amended and restated to be and read as follows:

“(a) The total number of shares of stock which the Corporation shall have authority to issue is 21,500,000 shares, of which 20,000,000 shares shall be Common Stock, par value $.01 per share, and 1,500,000 shares shall be Preferred Stock, par value $.01 per share, issuable is series.”

2.       That thereafter, pursuant to resolution by the Board of Directors, the Annual Meeting of Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation.

3.        That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its duly authorized offer this 25th day of June, 2018.

LAKELAND INDUSTRIES, INC.

By:	/s/ Christopher J. Ryan
Christopher J. Ryan,
Authorized Officer